EXHIBIT 99.1

American Noble Gas Announces New Advisory Board with World Class Helium and Other Noble Gas Industry Expertise

AMGAS Enters into Service Agreement with US Noble Gas, LLC to Provide Exploration, Development, Production and Marketing Services Relative to AMGAS’s Potential Helium and other Noble Gas Reserves on its Recent Acquisition of 11,000 Leasehold Acres in Central Kansas Uplift Formation

Lenexa, KS | November 11, 2021 (GLOBE NEWSWIRE) – American Noble Gas, Inc. (OTC-QB: IFNY) (“AMGAS” or the “Company”). An independent oil, gas, and noble gas exploration and development company announced today it has entered into formed a new advisory board containing four world-class noble gas industry experts. The advisory board will provide unique guidance and experience to the Company as it evaluates its reserve potential of noble gases, specifically including helium, relative to its recently acquired 11,000-acre oil & gas properties in the Otis/Albert Field located on the Kansas Central Uplift (the “Central Kansas Properties”).

In addition, AMGAS would like to inform its shareholders about its expansion towards the exploration and production of natural gas, helium, and other noble gases in addition to traditional crude oil production. In that regard, the Company welcomes the appointment of a highly respected field of experts in noble gases on their advisory board and its new partners at US Noble Gas, LLC (“USNG”). While we are pleased and continue to be very positive on oil production and have been working closely with the Kansas Tertiary Oil Recovery Program (TORP) in proving our oil reserves we have uncovered substantial evidence to believe there is natural gas, helium and other noble gases present on our Central Kansas Properties. The Company has been and continues to test its Central Kansas Properties for the possible existence of noble gas reserves and such tests have yielded positive but as yet not conclusive results. The Company will be conducting additional testing during the remainder of 2021 as well as possibly drilling additional pilot wells to support the existence of noble gas reserves contained on the Company’s Central Kansas Properties in addition to continuing to drill for oil.

New Board of Advisors

The company welcomes its new board of advisors reflecting its focus shift into noble gases. The Company has established a four-member advisory board composed of various experts involved in noble gas and rare earth elements/minerals. The advisory board will be formed to help attract both industry partners and financial partners for developing a large helium, noble gas and/or rare earth element/mineral resource, that may exist in the region where AMGAS currently operates. Industry partners would include helium, noble gas and/or rare earth element/mineral purchasers, exploration and development companies from the energy industry and financial partners may include large family offices or small institutions. The members of the advisory board collectively, are to receive warrants to purchase 1,200,000 common shares with an exercise price of $0.50 per share for a period of five years.

The board includes Mssrs. Tom Harrison, Chris Ballentine, Jon Gluyas and Paul Mendell.

Tom Harrison Tom Harrison is a veteran of the helium and noble gas industry having worked in the industrial gas industry for thirty plus years. He spent the last ten years focused on helium project development throughout North America along with building a global supply network with all the major helium facilities around the world. Tom is very familiar with the existing US infrastructure and all the gas and helium processing technologies available today. Mr. Harrison is currently Vice President of Industrial Gases at Iwatani Corporation of Japan which is a leading industrial gas company in Japan. Prior to Iwatani Corporation, Mr. Harrison spent thirty years with Praxair and Helium Supply.

Chris Ballentine is the Chair of Geochemistry at the University of Oxford. He is an acknowledged world expert in the origin, migration and accumulation of helium. He won the prestigious Eni industry award in 2016 for the development of isotopic tracers that have transformed our understanding of oil and gas systems, carbon dioxide waste storage, groundwater security and commercial helium accumulation (e.g. Tanzania and the US Texas Panhandle). He has held major research contracts with multinationals such as ExxonMobil, BP and Total, as well as the UK and US governments. He is currently Head (Chair) of the Oxford University Department of Earth Sciences.

Jon Gluyas is an experienced geoscientist with 28 years in industry and 12 years in academia. He began his career with BP as a geochemist before moving into production geoscience. In 2001 Jon founded his first company. Since then he has founded an additional 9 companies, mostly spin-outs from his research on helium exploration together with carbon capture and storage. Currently Jon is Executive Director of Durham Energy Institute at Durham University UK. Jon’s research interests include geothermal energy, CCS, helium and hydrogen exploration and human induced seismicity. He has published around 200 peer reviewed academic papers, written and edited four books and was in 2000 awarded the Aberconway Medal by the Geological Society for excellence in applied geology.

Paul Mendell is an exploration geologist who has focused on the exploration of helium for the past 12 years. His early career involved shale oil and gas development in Colorado where he earned interests in over 250 producing wells now mostly operated by Chevron. He later co-founded an iodine exploration company that is now traded on the London Stock Exchange called Iofina. More recently Paul developed a novel gaseous delivery technology that is being evaluated by different industries and he co-founded a company around this technology called Onza Corp.

US Noble Gas, LLC Service Agreement

On November 9, 2021, the Company and USNG entered a Letter Agreement which covers terms and conditions under which USNG will provide consulting services to the Company for exploration, testing, refining, production, marketing and distribution of various potential reserves of noble gases and rare earth element/minerals on the Company’s recently acquired Properties. The Letter Agreement will cover all of the noble gas and rare earth elements/minerals potentially existing on the approximate 11,000 acres included in the Company’s Properties and future acquisitions.

The Letter Agreement also provides that USNG will supply a gas extraction/separator unit which is a large vessel designed for flows up to 5,000 barrels of water per day at low pressures. It is a dewatering vessel that could be used for multiple wells in the future. USNG will also supply a gas metering device currently being installed on the Company’s test well. The equipment US Noble delivers free of charge shall belong to AMGAS along with all data and proprietary information regarding gases and minerals collected.

USNG will receive as consideration The Company will issue warrants to issue 2,000,000 shares of common stock at an exercise price of $0.50 for a five-year term as consideration for the Letter Agreement to the principal consultants involved with USNG. USNG will also receive a monthly cash fee equal to $8,000 per month beginning at the onset of commercial helium or minerals production and sales, subject to certain thresholds. Such monthly fees will become due and payable for any month that AMGAS receives cash receipts in excess of $25,000 derived from the sale of noble gases and/or rare earth elements/minerals.

In addition to the services of Paul Mendell who is a member of the Company’s Advisory Board, pursuant to the Letter Agreement,` USNG will provide AMGAS with services from the following consultants including their capacities:

Brian Weaver will act as the Company’s consulting stimulation engineer and assist in all well and frac designs as well as helping with preparing internal financial forecast for the company’s projects. Brian is a mechanical engineer and an MBA that currently consults for Liberty Frac.

Eric Anderson as professional landman will provide advice and services with respect to contracts, land acquisitions and other matters related to the company’s acquisition of land and mineral rights for the exploration and development of noble gases. Eric has spent the last 13 years continuing the legacy of his father and grandfather who began their oil and gas careers in the Williston Basin in the 1950’s. Eric has worked both as an in-house and independent landman on mineral leasing and buying, business strategy, acquisitions and development and has broad experience in the exploration and development side of the oil and gas industry. During his time in oil and gas Eric has transacted over 2.5 million acres on projects with companies like ConocoPhillips, EOG, True Oil, Halliburton, and Noble Energy.

Both Brian and Eric will be bound by the same non-compete as the advisory board members.

Management commentary:

Stanton E. Ross, Chairman and Chief Executive Officer of AMGAS remarked “The Company couldn’t be more pleased to welcome such a highly regarded team of professionals in their area of “Noble Gases” expertise to its newly created advisory board. We are pleased that the members of the advisory board recognize the potential for helium and other noble gases which may be present on our recently acquired 11,000-acre Central Kansas Uplift Property and decided to join AMGAS. We believe that commercial-level reserves of helium and perhaps other noble gases are present on our Central Kansas Properties and are committed to conclusively verifying this and incorporating it into our business plan going forward. The creation of this advisory board and the addition of these initial distinguished members of such is a critical first step in this process. In addition, the USNG agreement pairs us with specialists who can provide invaluable help to AMGAS for developing its reserves of helium and other noble gases. We look forward to working with the world-class experts on our advisory board as well as with USNG. Helium is a rare noble gas with considerable value relative to natural gas (methane). It is used in many high-value applications such as MRI coolants, space exploration and microchip manufacturing. The world is currently facing a well-publicized shortage of helium and the world needs helium”, added Mr. Ross, “The Company will continue testing gas that is produced from its test well and report such analysis in updates to follow,” concluded Mr. Ross.

About AMGAS Energy Resources, Inc.:

AMGAS Energy Resources, Inc. has recently acquired current oil & gas production and the mineral rights to approximately 11,000 acres in the Otis/Albert Field located on the Kansas Central Uplift. Prior to the recent acquisition, AMGAS had been involved in oil and gas exploration, development and production of natural gas and oil in Texas and the Rocky Mountain region of the United States as well as an oil field service company located in Eastern Kansas, Northern Oklahoma, Colorado and Wyoming prior to December 2012. AMGAS was founded in 1987, is headquartered in Overland Park, Kansas and its common stock is listed on the OTC-QB under the symbol “IFNY”. The Company’s financial statements and additional information are available on the Internet at www.otcmarkets.com.

Forward-Looking Statement

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe”, “estimate”, “project”, “expect” or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Forward-looking statements in this press release include the following: whether the Company will be successful in exploring for noble gases including developing commercially efficient production of its noble gas reserves, developing the oil & gas reserves of the Oil & Gas Properties; whether the TORP Agreement will provide the desired beneficial engineering and development data to increase production of oil & gas from the Oil & Gas Properties, whether the Company will be successful in workover/stimulation activities of existing producing oil & gas wells that result in increased production of the Properties; whether the Company will be able to execute its exploration and development plans for the Properties, including obtaining the required financing; whether the required financing for the exploration & development of the Properties can be obtained on terms favorable to the Company and its shareholders; the quantity of hydrocarbons beneath the Properties and whether they can be economically extracted; the accuracy of the consultants’ preliminary analysis and estimate of the recoverable oil & gas reserves (including noble gas reserves) on the Properties and their underlying assumptions; whether or to what extent the relevant geological zone contains hydrocarbons and/or noble gas; the inability to predict, in advance of drilling and testing, whether any particular prospect will yield oil in sufficient quantities to recover drilling and/or completion costs or to be economically viable; the fact that the process of estimating the quantity of oil in a prospect is complex, requiring the interpretation of available technical data and many assumptions; the potential for significant inaccuracies in such interpretations and assumptions that could materially affect the Company’s estimates or those of its consultants; the necessity for estimates to be based upon available geological, geophysical and engineering data that can vary in quality and reliability; the inherent lack of precision in estimates involving the quantity of oil and noble gases in the development project in Kansas as a result of the foregoing; whether the Company will be successful in exploring for the existence of mineral reserves other than oil & gas in commercial quantities including the development of the underlying reserves of such reserves and its ability to find a qualified partner, if necessary, with whom to pursue its exploration and development program on terms and conditions acceptable to the Company; the Company’s ability to extract oil and gas from the Properties and the costs and technical and other challenges of extracting oil from the Properties; variations in the prices of oil and gas, unexpected negative geological variances, governmental uncertainties in Kansas; operating risks, delays and problems, the availability of services on acceptable terms, the results of drilling and completions; changes United States regulation respecting oil and gas; and actions by creditors with respect to debt or other financial obligations of the Company; and its ability to resolve its liquidity and capital requirements. Additional information respecting factors that could materially affect the Company and its operations are contained in its annual report on Form 10-K for the year ended December 31, 2020 and in its Quarterly Report on Form 10-Q for the three and six months ended June 30,2021 as filed with the Securities and Exchange Commission.

For Additional Information, Please Contact:

Stanton E. Ross, CEO, at (913) 814-7774

John Loeffelbein, COO, at (913) 804-5870